Exhibit 99.1

For Immediate Release	For Investor Inquiries, contact:
April 26, 2006	Shona L. Bedwell
2006-09	317.808.6168

For Media Inquiries, contact:
Tom Wiser
317.808.6137

Duke Realty Announces First Quarter Earnings

Common and Preferred Stock Dividends Also Announced

Indianapolis - Duke Realty Corporation (DRE/NYSE) reported today that net income available for common shareholders for the first quarter of 2006 was $11.4 million compared to $25.5 million for the first quarter of 2005. On a per share basis, first quarter 2006 net income available for common shareholders was $0.08 per share compared with $0.18 per share for the first quarter of 2005. First quarter 2005 results included net income from the 212 properties that were sold as part of the flex portfolio sale in September 2005. In addition, first quarter 2005 results included $8.3 million of gains on property sales as compared to $650,000 in the first quarter of this year. Net income in the first quarter of 2006 was negatively impacted by $2.6 million of preferred stock redemption charges that were incurred in connection with the redemption of the $75 million Series I 8.45 percent preferred stock. In February, the Company completed an issuance of $184 million Series M 6.95 percent preferred stock. All per share amounts reported are diluted with basic per share information also included in the financial table accompanying this press release.

Funds from operations (“FFO”) was $67.7 million for the first quarter of 2006 versus $81.6 million for the same period in 2005. On a per share basis, first quarter FFO was $0.50 per share compared with $0.57 per share for the first quarter of 2005. Similar to net income, FFO for the first quarter of 2006 was diluted by the effects of the flex portfolio sale and the preferred stock redemption charges, noted above. In addition, FFO for the first quarter of 2005 included $4.6 million of gains on undepreciated property sales. FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis. A reconciliation of FFO to GAAP net income is included in the financial tables accompanying this press release.

At the Company’s Annual Meeting of Shareholders today, it was announced that all directors standing for re-election have been re-elected to the Board for a one-year term. As part of the Company’s corporate governance policy, each director must stand for re-election annually. Shareholders also approved the ratification of KPMG LLP as the Company’s independent public accountants for 2006.

Additionally, the Company’s Board of Directors declared a quarterly dividend of $.47 per common share, or $1.88 per share on an annualized basis. The dividend is payable on May 31, 2006 to common shareholders of record on May 12, 2006.

The Board also declared today the following dividends on the Company’s outstanding preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share	Record Date	Payment Date
Series B	Not Listed	$.998750	June 16, 2006	June 30, 2006
Series J	DREPRJ	$.414063	May 17, 2006	May 31, 2006
Series K	DREPRK	$.406250	May 17, 2006	May 31, 2006
Series L	DREPRL	$.412500	May 17, 2006	May 31, 2006
Series M	DREPRM	$.434375	June 16, 2006	June 30, 2006

Denny Oklak, Chairman and Chief Executive Officer, commenting on Duke’s first quarter performance, stated,

“We are very pleased with our first quarter activity. We continued our geographic expansion with the acquisition of a 5.1 million square foot bulk industrial portfolio at the Port of Savannah, and a 2.9 million square foot acquisition of The Mark Winkler Company assets in suburban Washington, D.C. We saw continued improvement in our occupancy with a 274 basis point increase over last year to 93.2 percent. We also got off to a good start on new development with $150 million of new business booked in the first quarter, more than double that of the first quarter of 2005.”

Property information at March 31, 2006 was as follows:

•                  The Company’s 709 in-service properties totaling 105.3 million square feet were 93.2 percent leased compared to 92.6 percent leased at December 31, 2005.

•                  The Company’s value creation pipeline totaled $851 million, including $363 million of developments with an expected stabilized return of 9.5 percent that Duke plans to own indefinitely after completion; $394 million of developments with an expected stabilized return of 8.9 percent that the Company plans to sell within approximately one year of completion; and a $94 million backlog of third-party construction volume with a 9.6 percent pre-tax profit margin.

•                  Including 6.8 million square feet of projects under development that were 33.1 percent pre-leased, the Company’s total portfolio at the end of the first quarter consisted of 735 properties totaling more than 112 million square feet that were 89.5 percent leased.

The Company also disclosed the following information for the first quarter of 2006:

•                  Duke renewed 77 percent of leases up for renewal, totaling 1.9 million square feet, on which net effective rents increased 3.6 percent.

•                  Same property net operating income increased 1.3 percent.

•                  Property sales in the first quarter totaled $57.9 million at an average stabilized capitalization rate of 8.2 percent.

•                  Acquisitions in the first quarter totaled $914.3 million at a stabilized capitalization rate of 6.9 percent.

•                  The Company’s interest and fixed-charge coverage ratios in the first quarter were 3.2 and 2.1, respectively, and its debt-to-total market capitalization ratio was 36.2 percent at March 31, 2006.

When used in this press release, the word “believes,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially. In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are advised to refer to Duke’s Form 10-K Report as filed with the Securities and Exchange Commission on March 6, 2006 for additional information concerning these risks.

About Duke Realty Corporation

Duke Realty Corporation specializes in the ownership, construction, development, leasing and management of office, industrial, medical office and retail real estate. It is the largest publicly-traded, vertically integrated office/industrial real estate company in the United States. Duke’s properties encompass more than 112 million rentable square feet that are leased by more than 3,600 tenants, and 5,000 acres of undeveloped land that can support an additional 73 million square feet of development. Duke provides a full range of services in-house, backs them with more than 30 years experience, and delivers valuable real estate solutions to satisfied customers across the nation. Duke common stock is listed on the New York Stock Exchange under the symbol: DRE. Visit Duke on the web at www.dukerealty.com.

A copy of the Company’s supplemental information fact book will be available after 6:00 p.m. EDT today in the Investor Information section of the Company’s web site at www.dukerealty.com. Duke is also hosting a conference call tomorrow at 3:00 p.m. New York time to discuss its first quarter operating results. All investors are invited to listen to this call, which can be accessed through the Investor Information section of the Company’s web site at www.dukerealty.com.

Financial Highlights

(in thousands, except per share data)

	Three Months Ended
	March 31,
Operating Results	2006	2005

Revenues from continuing operations	$212,010	$187,577
Earnings from rental operations	33,726	26,301
Earnings from service operations	4,450	11,838
Net income available for common shareholders - Basic	11,448	25,481
Net income available for common shareholders - Diluted	12,597	27,968
Funds from operations available for common shareholders - Basic	67,677	81,625
Funds from operations available for common shareholders - Diluted	74,414	89,549

Per Share:
Net income available for common shareholders - Basic	$0.08	$0.18
Net income available for common shareholders - Diluted	$0.08	$0.18
Funds from operations available for common shareholders - Basic	$0.50	$0.57
Funds from operations available for common shareholders - Diluted	$0.50	$0.57
Dividend payout ratio of funds from operations	94.0%	81.6%
Weighted average shares outstanding
Basic - Net income and Funds From Operations	134,781	143,089
Diluted - Net income and Funds From Operations	149,265	157,720

	March 31,	December 31,
Balance Sheet Data	2006	2005

Net real estate investments	$5,708,714	$4,733,100
Total assets	6,704,019	5,647,560
Total debt	3,621,649	2,600,651
Shareholders’ equity	2,526,929	2,452,798
Common shares outstanding at end of period	134,857	134,697

-more-

Reconciliation of Net Income to Funds From Operations

(in thousands, except per share data)

	Three Months Ended
	March 31,
	(Unaudited)
	2006			2005
		Wtd.			Wtd.
		Avg.	Per		Avg.	Per
	Amount	Shares	Share	Amount	Shares	Share
Net Income Available for Common Shares	$11,448	134,781	$0.08	$25,481	143,089	$0.18
Add back:
Minority interest in earnings of unitholders	1,149	13,394		2,487	13,858
Other common stock equivalents		1,090			773
Diluted Net Income Available for Common Shares	$12,597	149,265	$0.08	$27,968	157,720	$0.18

Reconciliation to Funds From Operations (“FFO”)
Net Income Available for Common Shares	$11,448	134,781	$0.08	$25,481	143,089	$0.18
Adjustments:
Depreciation and amortization	60,582			63,226
Company share of joint venture depreciation and amortization	4,702			4,865
Earnings from depreciable property sales-wholly owned	(505)			(6,510)
Earnings from depreciable property sales-JV	(2,962)			—
Minority interest share of adjustments	(5,588)			(5,437)
Basic Funds From Operations	67,677	134,781	$0.50	81,625	143,089	$0.57
Minority interest in earnings of unitholders	1,149	13,394		2,487	13,858
Minority interest share of adjustments	5,588			5,437
Other common stock equivalents		1,090			773
Diluted Funds From Operations	$74,414	149,265	$0.50	$89,549	157,720	$0.57